At Home Group Inc. Announces Fourth Quarter and Fiscal 2018 Financial Results

•	Q4 net sales increased 25%; comparable store sales increased 5.7%
•	Q4 EPS of $0.15; pro forma adjusted EPS(1) increased 79% to $0.50
•	Fiscal 2018 net sales increased 24%; comparable store sales increased 6.5%
•	Fiscal 2018 EPS increased to $0.50; pro forma adjusted EPS(1) increased 59% to $0.94
•	Fiscal 2019 outlook at the midpoint assumes 22% net sales growth, 144% net income growth and 33% pro forma adjusted net income(1) growth

Plano, Texas, March 22, 2018 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the fourth quarter and fiscal year ended January 27, 2018.

Lee Bird, Chairman and Chief Executive Officer, stated: “We ended fiscal 2018 on a very strong note, delivering our 15th consecutive quarter of over 20 percent net sales growth and our 16th consecutive quarter of positive comparable store sales increases. Our full year net sales growth of 24% was propelled by the record performance of our fiscal 2018 class of new stores and a comparable store sales increase of 6.5%. Our merchandising and marketing initiatives, along with the broad appeal of our value price points, continue to resonate with customers. In addition to our top line performance, we invested in our top priorities of marketing and new store growth while driving consistent gross margins and meaningful adjusted operating margin1 expansion.

We expect fiscal 2019 to be another great year for At Home from both a top and bottom line perspective. With the potential to grow to four times our current footprint, we are in the early innings of progress on many long-term opportunities.  As we further expand across both new and existing markets, we remain committed to executing on our strategies to increase brand awareness,  elevate our in-store experience, and provide customers with fresh, trend-right home décor at a great value.”

For the Thirteen Weeks Ended January 27, 2018

•

Net sales increased 25.2% to $293.7 million from $234.5 million in the quarter ended January 28, 2017 driven by the net addition of 26 stores since the fourth quarter of fiscal 2017 and a comparable store sales increase of 5.7%.

•

We expanded our store footprint by opening five new stores in the fourth quarter of fiscal 2018. We ended the quarter with 149 stores in 34 states, which represents a 21.1% increase in store count since January 28, 2017.

•

Gross profit increased 31.2% to $99.4 million from $75.7 million in the fourth quarter of fiscal 2017. Gross margin expanded by 150 basis points to 33.8% from 32.3% in the prior year period as we delivered product margin improvement and leveraged store occupancy costs through higher sales growth. The fourth quarter of fiscal 2017 included a reduction in product-related costs partially offset by distribution costs associated with inventory investments.

•

Selling, general and administrative expenses (“SG&A”) increased 30.4% to $58.9 million from $45.2 million in the prior year period primarily due to the net addition of 26 stores, a $2.2 million increase in advertising costs as we continue to grow consumer brand awareness, and a $1.7 million increase in preopening expenses related to the number and timing of new store openings.

•

Adjusted SG&A1 increased 29.6% to $55.1 million compared to $42.5 million in the fourth quarter of fiscal 2017. Adjusted SG&A1 as a percentage of net sales increased 60 basis points to 18.7% primarily due to increases in advertising costs, preopening expenses, and incentive compensation that were partially offset by corporate overhead expense leverage.

•

Operating income increased to $36.5 million compared to $29.3 million in the fourth quarter of fiscal 2017. Operating margin decreased 10 basis points to 12.4% of net sales as a result of increased advertising costs,  preopening expenses, and stock-based compensation costs related to our initial public offering (“IPO”), as well as an impairment charge following the resolution of a legal matter. We offset most of these costs through gross margin expansion and corporate overhead expense leverage.

•

Adjusted operating income[1] increased 33.8% to $42.7 million from $31.9 million in the fourth quarter of fiscal 2017. We expanded adjusted operating margin[1] by 100 basis points to 14.6% of net sales primarily through gross margin expansion and corporate overhead expense leverage that were partially offset by increased advertising costs and preopening expenses.

•	Interest expense increased to $5.8 million from $5.3 million in the fourth quarter of fiscal 2017 due to increased borrowings in fiscal 2018 to support our growth strategies.

•

Income tax expense was $20.8 million compared to $8.7 million in the fourth quarter of fiscal 2017. A  revaluation of net deferred tax assets related to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), partially offset by excess tax benefits recognized from adopting new accounting guidance for the treatment of stock-based compensation (“ASU 2016-09”), increased our effective tax rate to 67.9% from 36.4% in the fourth quarter of fiscal 2017.

•

Net income was $9.9 million in the fourth quarter of fiscal 2018, which included non-cash charges of $16.7 million in tax expense triggered by the Tax Act and a $2.4 million pre-tax impairment. Net income was $15.3 million in the fourth quarter of fiscal 2017.

•	Pro forma adjusted net income[1] grew 85.6% to $32.3 million from $17.4 million in the fourth quarter of fiscal 2017.
•	EPS was $0.15 compared to $0.25 in the fourth quarter of fiscal 2017. Pro forma adjusted EPS[1] grew 78.6% to $0.50 from $0.28 in the fourth quarter of fiscal 2017.
•

As a result of the implementation of ASU 2016-09, exercises of stock-based awards triggered excess tax benefits of $5.7 million during the fourth quarter of fiscal 2018. Net of payroll taxes incurred, exercises contributed $5.6 million to net income, $7.0 million to pro forma adjusted net income[1], $0.09 to EPS, and $0.11 to pro forma adjusted EPS[1].

•	Adjusted EBITDA[1] increased 35.6% to $58.1 million from $42.8 million in the fourth quarter of fiscal 2017.

For the Fiscal Year Ended January 27, 2018

•	Net sales increased 24.1% to $950.5 million from $765.6 million in fiscal 2017 driven by the net addition of 26 stores and a comparable store sales increase of 6.5%.
•

Gross profit increased 24.0% to $307.0 million in fiscal 2018 from $247.5 million in fiscal 2017. Gross margin of 32.3% was consistent in both fiscal years. In fiscal 2018, we delivered product margin improvement and leveraged store occupancy costs through higher sales growth. These improvements offset increases in distribution costs associated with inventory investments and occupancy costs resulting from third quarter fiscal 2017 and 2018 sale-leaseback transactions.

•

SG&A increased 23.7% to $211.1 million from $170.6 million in fiscal 2017 primarily due to the net addition of 26 stores as well as increased advertising costs, IPO-related stock-based compensation costs, and preopening expenses.

•

Adjusted SG&A1 increased 20.6% to $198.3 million compared to $164.4 million in fiscal 2017. We improved adjusted SG&A1 as a percentage of net sales by 60 basis points to 20.9% primarily through leverage of labor and corporate overhead expenses that was partially offset by increased advertising costs and preopening expenses.

•

Operating income increased to $87.4 million compared to $72.7 million in fiscal 2017. Operating margin decreased 30 basis points to 9.2% of net sales as a result of increased advertising costs,  preopening expenses, and IPO-related stock-based compensation costs, as well as an impairment charge following the resolution of a legal matter. We partially offset these costs through leverage of labor and corporate overhead expenses.

•

Adjusted operating income[1] increased 30.1% to $102.5 million from $78.8 million in fiscal 2017. We expanded adjusted operating margin[1] by 50 basis points to 10.8% of net sales through leverage of labor and corporate overhead expenses that was partially offset by increased advertising costs and preopening expenses.

•

Interest expense improved to $21.7 million from $27.2 million in fiscal 2017 primarily due to the repayment in full of our $130.0 million second lien term loan in fiscal 2017 utilizing net proceeds from our IPO that was partially offset by increased borrowings in fiscal 2018 to support our growth strategies.

•

Income tax expense was $33.8 million compared to $15.7 million in fiscal 2017. A revaluation of deferred tax assets related to the Tax Act, partially offset by excess tax benefits recognized from adopting ASU 2016-09, increased our effective tax rate to 51.5% from 36.7% in fiscal 2017.

•

Net income was $31.8 million in fiscal 2018, which included non-cash charges of $16.7 million in tax expense triggered by the Tax Act and a $2.4 million pre-tax impairment. Net income was $27.1 million in fiscal 2017.

•	Pro forma adjusted net income[1] grew 64.0% to $59.8 million in fiscal 2018 from $36.5 million in fiscal 2017.
•	EPS increased to $0.50 from $0.48 in fiscal 2017. Pro forma adjusted EPS[1] increased by 59.3% to $0.94 in fiscal 2018 compared to $0.59 in fiscal 2017.
•

As a result of the implementation of ASU 2016-09, exercises of stock-based awards triggered excess tax benefits of $5.8 million during fiscal 2018. Net of payroll taxes incurred, exercises contributed $5.6 million to net income, $7.0 million to pro forma adjusted net income[1], $0.09 to EPS, and $0.11 to pro forma adjusted EPS[1].

•	Adjusted EBITDA[1] increased 27.3% to $160.8 million from $126.3 million in fiscal 2017.

Balance Sheet Highlights as of January 27, 2018

•	Net inventories increased 10.7% to $269.8 million compared to $243.8 million as of January 28, 2017, primarily due to a 21.1% increase in the number of open stores.
•	Total liquidity (cash plus $77.8 million of availability under our revolving credit facility (“ABL Facility”)) was $86.3 million.
•	Total debt was $299.5 million compared to $310.2 million as of January 28, 2017. There was $162.0 million outstanding under the ABL Facility as of January 27, 2018.

Subsequent Events

•

In February 2018, we entered into a sale-leaseback transaction pursuant to which we sold four properties for a total of $50.3 million and contemporaneously leased them back for cumulative initial annual rent of $3.4 million, subject to annual escalations.

Outlook & Key Assumptions

Chief Financial Officer Judd Nystrom stated: “We look forward to delivering another strong year of growth and progress on our strategic initiatives in fiscal 2019. Our outlook assumes net sales growth of 21% to 22%, pro forma adjusted net income growth of 30% to 36%, and a 20% effective tax rate driven by the recent changes to tax legislation and the accounting treatment for stock-based compensation.  We expect that direct sourcing benefits, coupled with the fixed cost leverage inherent in our high-growth financial model, will enable us to invest in the future of our business through lower prices, incremental store labor, enhanced marketing programs, the largest planned new store class in our history, and a second distribution center to support our long-term plans.” Below is an overview of our outlook and related assumptions for selected first quarter and fiscal year 2019 financial data.

For fiscal 2019, we expect:

•

Net sales of $1.154 billion to $1.161 billion, representing annual growth of 21 to 22%, based on 35 gross and 31 net new store openings and an assumed comparable store sales increase of 2.5% to 3.5%, which would represent a 9.0% to 10.0% increase on a two-year comparable store sales basis.

•	Slight adjusted operating margin[1,2] expansion driven by gross margin improvement
•	Interest expense of approximately $25 million.
•	An effective tax rate of 20%, which includes an estimated 400 basis point rate benefit related to changes in the accounting for stock-based compensation.
•	Net income of $76.0 million to $79.5 million and EPS of $1.15 to $1.20 based on an assumed 66.0 million diluted weighted average shares outstanding.
•	Pro forma adjusted net income[1], 2 of $78.0 million to $81.5 million, representing annual growth of 30% to 36%, and pro forma adjusted EPS[1] of $1.18 to $1.24.
•	Net capital expenditures of $170 million to $190 million, net of approximately $110 million of assumed sale-leaseback proceeds.

For the first quarter of fiscal 2019, we expect:

•

Net sales of $254 million to $257 million based on 9 gross and 7 net new store openings and an assumed comparable store sales increase of 1.5% to 2.0%, which would represent an 7.3% to 7.8% increase on a two-year comparable store sales basis.

•	Modest gross margin contraction due to increased occupancy costs as a result of sale-leaseback transactions.
•	Interest expense of $5.6 million.
•	An effective tax rate of 16.5%, which includes an estimated 750 basis point rate benefit related to changes in the accounting for stock-based compensation.
•	Net income of $15.4 million to $16.4 million and EPS of $0.24 to $0.25 based 65.5 million diluted weighted average shares outstanding.
•	Pro forma adjusted net income[1,2] of $16.4 million to $17.4 million, representing growth of 37% to 45% over the first quarter of fiscal 2018, and pro forma adjusted EPS[1] of $0.25 to $0.27.
•	Sale-leaseback proceeds of $50.3 million.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Projected adjusted operating income and pro forma adjusted net income exclude pre-tax non-cash stock-based compensation costs related to the special one-time IPO bonus grant of approximately $1.2 million and $2.4 million, respectively, for the first quarter and fiscal year 2019.

Conference Call Details

A conference call to discuss the fourth quarter and fiscal 2018 financial results is scheduled for today, March 22, 2018, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13675732. The replay will be available until March 29, 2018.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income before interest expense, net, loss from extinguishment of debt, income tax provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means our net income, adjusted for impairment charges, loss on extinguishment of debt, initial public offering related non-cash stock-based compensation expense, transaction costs related to our initial public offering and the registration of shares of our common stock on behalf of our Sponsors, losses incurred due to the modification of debt and tax impacts associated with the Tax Act.

“adjusted operating income” means operating income adjusted for impairment charges, certain one-time expenses associated with our IPO and the registration of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation costs related to a special one-time IPO bonus grant.

“adjusted SG&A” means selling, general and administrative expenses adjusted for certain one-time expenses associated with our IPO and the registration of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation costs related to a special one-time IPO bonus grant.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the second day of the sixteenth full fiscal month after it reopens. In this release, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income adjusted for interest on indebtedness repaid during the periods presented, the tax impact of adjustments to Adjusted Net Income and the normalization of income tax rates to reflect comparability between periods.

“pro forma adjusted EPS” means pro forma adjusted net income divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” for fiscal 2017 means diluted shares outstanding on a pro forma basis after giving effect to the shares of common stock issued in our IPO as if it had occurred at the beginning of the periods presented.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "on track", "plan", "potential", "predict", "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for fiscal 2019, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 27, 2018 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 151 stores in 34 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 27, 2018	January 28, 2017
Assets
Current assets:
Cash and cash equivalents	$8,525	$7,092
Inventories, net	269,844	243,795
Prepaid expenses	7,911	6,130
Other current assets	13,701	1,860
Total current assets	299,981	258,877
Property and equipment, net	466,263	340,358
Goodwill	569,732	569,732
Trade name	1,458	1,458
Debt issuance costs, net	1,978	1,202
Restricted cash	—	482
Noncurrent deferred tax asset	33,561	40,735
Other assets	316	549
Total assets	$1,373,289	$1,213,393
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$79,628	$58,425
Accrued and other current liabilities	88,547	74,439
Revolving line of credit	162,000	101,575
Current portion of deferred rent	9,072	7,082
Current portion of long-term debt and financing obligations	3,474	3,691
Income taxes payable	—	7,265
Total current liabilities	342,721	252,477
Long-term debt	289,902	299,606
Financing obligations	19,690	19,937
Deferred rent	124,054	103,692
Other long-term liabilities	6,043	2,811
Total liabilities	782,410	678,523
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 61,423,398 and 60,366,768 shares issued and outstanding, respectively	614	604
Additional paid-in capital	572,488	548,301
Retained earnings (accumulated deficit)	17,777	(14,035)
Total shareholders' equity	590,879	534,870
Total liabilities and shareholders' equity	$1,373,289	$1,213,393

AT HOME GROUP INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Net sales	$293,668	$234,514	$950,528	$765,635
Cost of sales	194,282	158,784	643,570	518,155
Gross profit	99,386	75,730	306,958	247,480

Operating expenses
Selling, general and administrative expenses	58,898	45,157	211,057	170,556
Impairment charges	2,422	—	2,422	—
Depreciation and amortization	1,596	1,307	6,118	4,247
Total operating expenses	62,916	46,464	219,597	174,803

Operating income	36,470	29,266	87,361	72,677
Interest expense, net	5,770	5,287	21,704	27,174
Loss on extinguishment of debt	—	—	—	2,715
Income before income taxes	30,700	23,979	65,657	42,788
Income tax provision	20,845	8,721	33,845	15,722
Net income	$9,855	$15,258	$31,812	$27,066

Earnings per share:
Net income per common share:
Basic	$0.16	$0.25	$0.53	$0.49
Diluted	$0.15	$0.25	$0.50	$0.48
Weighted average shares outstanding:
Basic	60,816,799	60,366,768	60,503,860	55,414,037
Diluted	65,042,226	61,670,379	63,712,003	56,892,183

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	January 27, 2018	January 28, 2017
Operating Activities
Net income	$31,812	$27,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,777	36,925
Loss on disposal of fixed assets	100	216
Impairment charges	2,422	—
Non-cash interest expense	2,060	2,664
Amortization of deferred gain on sale-leaseback	(6,267)	(4,721)
Deferred income taxes	7,174	(26,008)
Stock-based compensation	13,764	9,384
Loss on extinguishment of debt	—	2,715
Changes in operating assets and liabilities
Inventories	(26,049)	(67,407)
Prepaid expenses and other current assets	(13,621)	1,600
Other assets	233	(2,624)
Accounts payable	22,413	24,344
Accrued liabilities	17,245	19,415
Income taxes payable	(7,265)	9,621
Deferred rent	13,220	10,308
Net cash provided by operating activities	106,018	43,498
Investing Activities
Purchase of property and equipment	(232,698)	(124,273)
Purchase of intangible assets	—	(586)
Change in restricted cash	482	(456)
Net proceeds from sale of property and equipment	62,422	62,141
Net cash used in investing activities	(169,794)	(63,174)
Financing Activities
Payments under lines of credit	(389,126)	(406,164)
Proceeds from lines of credit	449,551	431,139
Payment of debt issuance costs	(1,906)	(323)
Proceeds from issuance of long-term debt	6,162	—
Payment of Second Lien Term Loan	—	(130,000)
Payments on financing obligations	(176)	(128)
Payments on long-term debt	(9,729)	(6,128)
Proceeds from exercise of stock options	10,433	—
Proceeds from issuance of common stock	—	132,944
Net cash provided by financing activities	65,209	21,340
Increase in cash and cash equivalents	1,433	1,664
Cash and cash equivalents, beginning of period	7,092	5,428
Cash and cash equivalents, end of period	$8,525	$7,092

Supplemental Cash Flow Information
Cash paid for interest	$19,284	$21,058
Cash paid for income taxes	$42,979	$30,760
Supplemental Information for Non-cash Investing and Financing Activities
(Decrease) increase in current liabilities of property and equipment	$(1,210)	$2,941
Property and equipment reduction due to sale leaseback	$(46,184)	$(30,910)
Property and equipment acquired under capital lease	$1,006	$8,613

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Fiscal Year Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Selling, general and administrative expenses as reported	$58,898	$45,157	$211,057	$170,556
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(3,117)	(2,610)	(11,273)	(5,318)
Transaction costs(b)	(726)	(72)	(1,450)	(797)
Adjusted selling, general and administrative expenses	$55,055	$42,475	$198,334	$164,441

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Fiscal Year Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Operating income as reported	$36,470	$29,266	$87,361	$72,677
Adjustments:
Impairment charges	2,422	—	2,422	—
Stock-based compensation related to special one-time IPO bonus grant(a)	3,117	2,610	11,273	5,318
Transaction costs(b)	726	72	1,450	797
Adjusted operating income	$42,735	$31,948	$102,506	$78,792
Adjusted operating margin	14.6%	13.6%	10.8%	10.3%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Fiscal Year Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Diluted weighted average shares outstanding	65,042,226	61,670,379	63,712,003	56,892,183
Adjustment for issuance of shares at IPO(c)	—	—	—	4,952,731
Pro forma diluted weighted average shares outstanding	65,042,226	61,670,379	63,712,003	61,844,914

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Fiscal Year Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Net income	$9,855	$15,258	$31,812	$27,066
Adjustments:
Impairment charges	2,422	—	2,422	—
Loss on extinguishment of debt	—	—	—	2,715
Loss on modification of debt(d)	—	—	179	—
Stock-based compensation related to special one-time IPO bonus grant(a)	3,117	2,610	11,273	5,318
Transaction costs(b)	726	72	1,450	797
Tax impact of adjustments to net income(e)	(847)	(975)	(4,003)	(3,244)
Deferred tax impact related to Tax Act(f)	16,694	—	16,694	—
Adjusted Net Income	31,967	16,965	59,827	32,652
Adjustments for comparability between periods:
Interest on Second Lien Term Loan(g)	—	—	—	6,054
Tax impact of adjustments to Adjusted Net Income(e)	—	—	—	(2,224)
Tax rate adjustments(h)	350	446	—	—
Pro forma adjusted net income	$32,317	$17,411	$59,827	$36,482
Pro forma diluted weighted average shares outstanding	65,042,226	61,670,379	63,712,003	61,844,914
Pro forma adjusted EPS	$0.50	$0.28	$0.94	$0.59

(a)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)

Charges incurred in connection with our initial public offering and the registration of shares of our common stock on behalf of our Sponsors, which we do not consider in our evaluation of our ongoing performance.

(c)	Reflects the weighted average impact of common shares issued with our initial public offering in August 2016 as if they had been outstanding the entire period.
(d)

Non-cash loss due to a change in the ABL Facility lenders in connection with an amendment to our ABL Facility resulting in immediate recognition of a portion of the related unamortized deferred debt issuance costs.

(e)

Represents the tax impact associated with the adjusted expenses. The effective tax rate of 67.9% and 51.5%, respectively, for the thirteen weeks and fiscal year ended January 27, 2018, was adjusted to 13.5% and 21.6%, respectively, to exclude the tax impact of the revaluation of net deferred tax assets as a result of the Tax Act. The effective tax rate for the thirteen weeks and fiscal year ended January 28, 2017 was 36.4% and 36.7%, respectively.

(f)	Represents the tax impact of the revaluation of net deferred tax assets as a result of the Tax Act.
(g)

Adjusts stated interest expense for the use of IPO proceeds for repayment in full of the $130.0 million of principal amount of indebtedness under our second lien term loan facility, which occurred in the third quarter of fiscal 2017.

(h)

Represents the tax adjustment required to calculate annual pro forma adjusted net income at the adjusted annual effective tax rate of 26.1% for fiscal 2018 and the actual annual effective tax rate of 36.7% for fiscal 2017. The adjusted annual effective tax rate of 26.1% in fiscal 2018 excludes the impact of the revaluation of net deferred tax assets as a result of the Tax Act.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Fiscal Year Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017

Net income	$9,855	$15,258	$31,812	$27,066
Interest expense, net	5,770	5,287	21,704	27,174
Loss on extinguishment of debt	—	—	—	2,715
Income tax provision	20,845	8,721	33,845	15,722
Depreciation and amortization(a)	13,835	10,547	48,777	36,925
EBITDA	$50,305	$39,813	$136,138	$109,602
Consulting and other professional services(b)	1,181	(120)	5,734	2,478
Relocation and employee recruiting costs(c)	—	72	—	262
Management fees and expenses(d)	—	—	—	1,847
Stock-based compensation expense(e)	696	680	2,491	4,066
Stock-based compensation related to special one-time IPO bonus grant(f)	3,117	2,610	11,273	5,318
Non-cash rent(g)	1,170	161	3,334	2,320
Other(h)	1,624	(379)	1,829	384
Adjusted EBITDA	$58,093	$42,837	$160,799	$126,277
Costs associated with new store openings(i)	3,990	2,335	16,504	12,035
Corporate overhead expenses(j)	19,705	15,735	75,149	60,675
Store-level Adjusted EBITDA	$81,788	$60,907	$252,452	$198,987

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)	Primarily consists of consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives.
(c)	Primarily reflects employee recruiting and relocation costs in connection with the build-out of our management team.
(d)

Reflects management fees paid to our Sponsors in accordance with our management agreement. In connection with our initial public offering, the management agreement was terminated on August 3, 2016 and our Sponsors no longer receive management fees from us.

(e)	Non-cash stock-based compensation related to the ongoing equity incentive program that we have in place to incentivize and retain management.
(f)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(g)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(1.7) million and $(1.5) million during the thirteen weeks ended January 27, 2018 and January 28, 2017, respectively, and $(6.3) million and $(4.7) million during fiscal years 2018 and 2017, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(h)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including an impairment charge of $2.4 million following the resolution of a legal matter in the thirteen weeks and fiscal year ended January 27, 2018 and a $0.3 million loss recognized on the sale of land in connection with the expansion of our distribution center in fiscal 2017.

(i)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened five and one new stores during the thirteen weeks ended January 27, 2018 and January 28, 2017, respectively, and 28 and 24 new stores during fiscal years 2018 and 2017, respectively.

(j)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Shannon Devine
203.682.8200
Farah.Soi@icrinc.com

Shannon.Devine@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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